EXHIBIT 5.1


                                                               February __, 2001

Maturus.com, Inc.
211 E. Georgia Street
Vancouver, B.C., Canada V6Z 1AZ6

                  Re: Form SB-2 Registration Statement

Gentlemen:

         This opinion is delivered in our capacity as counsel to Maturus.com, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of up to 600 Units, each unit (the "Units") consisting of one share of Common Stock, par value $.0001 per share (the "Common Stock"), one Class A Redeemable Purchase Warrant (the "Class A Warrants") and one Class B Redeemable Purchase Warrant (the "Class B Warrants").

         In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinion hereinafter expressed. In addition, we have reviewed such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, w have assumed, without independent investigation,
(i) the genuineness of al signatures, and the authority of all persons or entities signing all documents examined by us and (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Units and the shares of Common Stock, the Class A Warrants and the Class B Warrants comprising the Units, when issued and delivered in the manner set forth in the Registration Statement, will be validly issued, fully paid and non assessable. The shares of Common Stock issuable upon the exercise of the Class A Redeemable Purchase Warrants and Class B Redeemable Purchase Warrants included in the Units being offered have been duly and validly authorized, and when sold in the manner contemplated by the Registration Statement and upon the receipt by the Company of payment therefore as provided in the Registration Statement, will be validly issued, fully paid and non assessable.

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         We are members of the Bar of New York and do not express any opinion as to matters governed by any laws other than the internal laws of the State of New York, and the federal laws of the United States. We express no opinion as to the effect of any future amendments, changes, additions or modifications of any laws, and we assume no obligation to update or supplement this letter to reflect any facts or circumstances which may come to our attention in the future or any change in law which may occur in the future.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the referenced therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                     Very truly yours,

                                     HERRICK, FEINSTEIN LLP

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